UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
Amendment No. 2 to
SCHEDULE TO
(Rule 13e-4)
TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
OF THE SECURITIES EXCHANGE ACT OF 1934
R.H. Donnelley Corporation
(Name of Subject Company (Issuer))
R.H. Donnelley Corporation
(Name of Filing Person (Offeror))
Options to Purchase Common Stock, Par Value $1.00 Per Share, and Stock Appreciation Rights Having an
Exercise Price Per Share of $10.00 or More and Granted under the Following Plans (including assumed plans):
R.H. Donnelley Corporation 1991 Key Employees’ Stock Option Plan
R.H. Donnelley Corporation 2001 Stock Award and Incentive Plan
R.H. Donnelley Corporation 2005 Stock Award and Incentive Plan
Dex Media, Inc. 2004 Incentive Award Plan
Dex Media, Inc. 2002 Stock Option Plan
R.H. Donnelley Corporation 2001 Partnershare Plan
R.H. Donnelley Corporation 1998 Partnershare Plan
Business.com, Inc. 2004 Stock Option Plan
(Title of Class of Securities)
74955W307
(CUSIP Number of Class of Securities)
(Underlying Common Stock)
Mark W. Hianik
Senior Vice President, General Counsel
and Corporate Secretary
R.H. Donnelley Corporation
1001 Winstead Drive
Cary, North Carolina 27513
Telephone: (919) 297-1600
(Name, Address and Telephone Numbers of Person Authorized to Receive Notices
and Communications on Behalf of Filing Persons)
With a copy to:
Gerald F. Roach
Amy M. Batten
Smith, Anderson, Blount, Dorsett,
Mitchell & Jernigan, L.L.P.
2500 Wachovia Capitol Center
Raleigh, North Carolina 27601
(919) 821-1220
CALCULATION OF FILING FEE

Transaction Valuation*	Amount of Filing Fee**
$1,759,259	$69.14

*	Calculated solely for purposes of determining the filing fee. This amount assumes that options to purchase

2,299,295 shares of common stock of R.H. Donnelley Corporation and stock appreciation rights covering 3,683,056 shares of such common stock with a combined aggregate value of $1,759,259, as of May 23, 2008, will be exchanged pursuant to this offer. The aggregate values of such options and stock appreciation rights were calculated based on the Black-Scholes option valuation model.

**	The amount of the filing fee, calculated in accordance with the Securities Exchange Act of 1934, as amended, equals $39.30 for each $1,000,000 of the value of the transaction. The filing fee was previously paid with the Schedule TO filed with the Securities and Exchange Commission on June 12, 2008.

☐	Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: Not Applicable	Filing Party: Not Applicable
Form or Registration No.: Not Applicable	Date Filed: Not Applicable

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐	third-party tender offer subject to Rule 14d-1.

☒	issuer tender offer subject to Rule 13e-4.

☐	going-private transaction subject to Rule 13e-3.

☐	amendment to Schedule 13D under Rule 13d-2.
Check the following box if the filing is a final amendment reporting the results of the tender offer: ☐

EXPLANATORY NOTE
This Amendment No. 2 amends and supplements the Tender Offer Statement on Schedule TO filed by R.H. Donnelley Corporation, a Delaware corporation (“RHD”), with the Securities and Exchange Commission on June 12, 2008, as amended June 13, 2008 (the “Schedule TO”), relating to an offer to eligible employees by RHD to exchange (the “Offer”) certain outstanding options to purchase shares of RHD common stock, par value $1.00 per share, and stock appreciation rights with respect to RHD’s common stock (“SARs”) upon the terms and subject to the conditions set forth in the Offer to Exchange, dated June 12, 2008, and in the accompanying cover letter, election form and notice of withdrawal, which were previously filed as Exhibits (a)(1)(i), (a)(1)(ii), (a)(1)(iii) and (a)(1)(v), respectively, to the Schedule TO.
This Amendment No. 2 amends and supplements the Schedule TO to file as Exhibits (a)(1)(xiii) and (a)(1)(xiv), respectively, the Email to Eligible Employees in Exchange Program dated July 9, 2008 and the Form of Communication Responding to Request from Eligible Employees Regarding Receipt of the Election Form Under the Offer to Exchange. Except as amended hereby, all of the terms of the Offer and all disclosure set forth in the Schedule TO remain unchanged.
Item 12. Exhibits.

Exhibit No.	Description
(a)(1)(i)	Offer to Exchange Certain Outstanding Stock Options and Stock Appreciation Rights for New Stock Appreciation Rights, dated June 12, 2008.*

(a)(1)(ii)	Cover Letter.*

(a)(1)(iii)	Election Form.*

(a)(1)(iv)	Rejection Form.*

(a)(1)(v)	Notice of Withdrawal.*

(a)(1)(vi)	Form of Communication to Eligible Employees Rejecting the Election Form Under the Offer to Exchange.*

(a)(1)(vii)	Form of Individual Award Statement.*

(a)(1)(viii)	Form of New SAR Agreement for Non-Senior Management Members.*

(a)(1)(ix)	Form of New SAR Agreement for Senior Management Members.*

(a)(1)(x)	R.H. Donnelley Corporation Annual Report on Form 10-K for the period ended December 31, 2007, as filed with the Securities and Exchange Commission on March 13, 2008 and incorporated herein by reference.

(a)(1)(xi)	R.H. Donnelley Corporation Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008, as filed with the Securities and Exchange Commission on May 8, 2008 and incorporated herein by reference.

(a)(1)(xii)	Email to Eligible Employees in Exchange Program dated June 13, 2008.*

(a)(1)(xiii)	Email to Eligible Employees in Exchange Program dated July 9, 2008.

(a)(1)(xiv)	Form of Communication Responding to Request from Eligible Employees Regarding Receipt of the Election Form Under the Offer to Exchange.

(a)(2)	Not applicable.

Exhibit No.	Description
(a)(3)	Not applicable.

(a)(4)	Not applicable.

(a)(5)	Not applicable.

(b)	Not applicable.

(d)(1)	1991 Key Employees’ Stock Option Plan, as amended and restated through April 25, 2000, incorporated by reference to Exhibit 10.17 to RHD’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, as filed with the Securities and Exchange Commission on November 11, 2000.

(d)(2)	2001 Stock Award and Incentive Plan, incorporated by reference to Exhibit 10.17 to RHD’s Annual Report on Form 10-K for the year ended December 31, 2001, as filed with the Securities and Exchange Commission on March 27, 2002.

(d)(3)	Form of Non-Qualified Stock Option Agreement, incorporated by reference to Exhibit 99.02 to RHD’s Registration Statement on Form S-8 (File No. 333-65822) filed with the Securities and Exchange Commission on July 25, 2001.

(d)(4)	2005 Stock Award and Incentive Plan, incorporated by reference to Exhibit 10.15 to RHD’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, as filed with the Securities and Exchange Commission on August 5, 2005.

(d)(5)	Form of Non-Qualified Stock Option Agreement under 2005 Plan, incorporated by reference to Exhibit 10.16 to RHD’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, as filed with the Securities and Exchange Commission on August 5, 2005.

(d)(6)	Form of Stock Appreciation Rights Grant Agreement under 2005 Plan, incorporated by reference to Exhibit 10.10 to RHD’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on October 6, 2005.

(d)(7)	Dex Media, Inc. 2004 Incentive Award Plan, incorporated by reference to Exhibit 4.5 to Dex Media, Inc.’s Registration Statement on Form S-8 (File No. 333-120631), as filed with the Securities and Exchange Commission on November 19, 2004.

(d)(8)	Form of Non-Qualified Stock Option Agreement of Dex Media, Inc. (2004 Incentive Award Plan).*

(d)(9)	Stock Option Plan of Dex Media, Inc., effective as of November 8, 2002, incorporated by reference to Exhibit 10.27 to Dex Media, Inc.’s Registration Statement on Form S-4 (File No. 333-114472), as filed with the Securities and Exchange Commission on April 14, 2004.

(d)(10)	First Amendment to Stock Option Plan of Dex Media, Inc., effective as of September 9, 2003, incorporated by reference to Exhibit 10.28 to Dex Media, Inc.’s Registration Statement on Form S-4 (File No. 333-114472), as filed with the Securities and Exchange Commission on April 14, 2004.

(d)(11)	Second Amendment to Stock Option Plan of Dex Media, Inc., effective as of December 18, 2003, incorporated by reference to Exhibit 10.29 to Dex Media, Inc.’s Registration Statement on Form S-4 (File No. 333-114472), as filed with the Securities and Exchange Commission on April 14, 2004.

Exhibit No.	Description
(d)(12)	Form of Non-Qualified Stock Option Agreement of Dex Media, Inc. (Stock Option Plan).*

(d)(13)	R.H. Donnelley Corporation 2001 Partnershare Plan, incorporated by reference to Exhibit 99.01 to RHD’s Registration Statement on Form S-8 (File No. 333-59790), filed with the Securities and Exchange Commission on April 30, 2001.

(d)(14)	R.H. Donnelley Corporation 1998 Partnershare Plan, incorporated by reference to Exhibit 99.01 to RHD’s Registration Statement on Form S-8 (File No. 333-75543), filed with the Securities and Exchange Commission on April 1, 1999.

(d)(15)	Business.com, Inc. 2004 Stock Option Plan.*

(d)(16)	Form of Stock Option Agreement of Business.com, Inc.*

(g)	Not applicable.

(h)	Not applicable.
*     Previously filed.

SIGNATURE
After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

R.H. Donnelley Corporation

By:	/s/ Mark W. Hianik

Name:	Mark W. Hianik
Title:	Senior Vice President, General Counsel and Corporate Secretary
Date:	July 9, 2008

INDEX TO EXHIBITS

Exhibit No.	Description
(a)(1)(i)	Offer to Exchange Certain Outstanding Stock Options and Stock Appreciation Rights for New Stock Appreciation Rights, dated June 12, 2008.*

(a)(1)(ii)	Cover Letter.*

(a)(1)(iii)	Election Form.*

(a)(1)(iv)	Rejection Form.*

(a)(1)(v)	Notice of Withdrawal.*

(a)(1)(vi)	Form of Communication to Eligible Employees Rejecting the Election Form Under the Offer to Exchange.*

(a)(1)(vii)	Form of Individual Award Statement.*

(a)(1)(viii)	Form of New SAR Agreement for Non-Senior Management Members.*

(a)(1)(ix)	Form of New SAR Agreement for Senior Management Members.*

(a)(1)(x)	R.H. Donnelley Corporation Annual Report on Form 10-K for the period ended December 31, 2007, as filed with the Securities and Exchange Commission on March 13, 2008 and incorporated herein by reference.

(a)(1)(xi)	R.H. Donnelley Corporation Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008, as filed with the Securities and Exchange Commission on May 8, 2008 and incorporated herein by reference.

(a)(1)(xii)	Email to Eligible Employees in Exchange Program dated June 13, 2008.*

(a)(1)(xiii)	Email to Eligible Employees in Exchange Program dated July 9, 2008.

(a)(1)(xiv)	Form of Communication Responding to Request from Eligible Employees Regarding Receipt of the Election Form Under the Offer to Exchange.

(a)(2)	Not applicable.

(a)(3)	Not applicable.

(a)(4)	Not applicable.

(a)(5)	Not applicable.

(b)	Not applicable.

(d)(1)	1991 Key Employees’ Stock Option Plan, as amended and restated through April 25, 2000, incorporated by reference to Exhibit 10.17 to RHD’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, as filed with the Securities and Exchange Commission on November 11, 2000.

(d)(2)	2001 Stock Award and Incentive Plan, incorporated by reference to Exhibit 10.17 to RHD’s Annual Report on Form 10-K for the year ended December 31, 2001, as filed with the Securities and Exchange Commission on March 27, 2002.

Exhibit No.	Description
(d)(3)	Form of Non-Qualified Stock Option Agreement, incorporated by reference to Exhibit 99.02 to RHD’s Registration Statement on Form S-8 (File No. 333-65822) filed with the Securities and Exchange Commission on July 25, 2001.

(d)(4)	2005 Stock Award and Incentive Plan, incorporated by reference to Exhibit 10.15 to RHD’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, as filed with the Securities and Exchange Commission on August 5, 2005.

(d)(5)	Form of Non-Qualified Stock Option Agreement under 2005 Plan, incorporated by reference to Exhibit 10.16 to RHD’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, as filed with the Securities and Exchange Commission on August 5, 2005.

(d)(6)	Form of Stock Appreciation Rights Grant Agreement under 2005 Plan, incorporated by reference to Exhibit 10.10 to RHD’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on October 6, 2005.

(d)(7)	Dex Media, Inc. 2004 Incentive Award Plan, incorporated by reference to Exhibit 4.5 to Dex Media, Inc.’s Registration Statement on Form S-8 (File No. 333-120631), as filed with the Securities and Exchange Commission on November 19, 2004.

(d)(8)	Form of Non-Qualified Stock Option Agreement of Dex Media, Inc. (2004 Incentive Award Plan).*

(d)(9)	Stock Option Plan of Dex Media, Inc., effective as of November 8, 2002, incorporated by reference to Exhibit 10.27 to Dex Media, Inc.’s Registration Statement on Form S-4 (File No. 333-114472), as filed with the Securities and Exchange Commission on April 14, 2004.

(d)(10)	First Amendment to Stock Option Plan of Dex Media, Inc., effective as of September 9, 2003, incorporated by reference to Exhibit 10.28 to Dex Media, Inc.’s Registration Statement on Form S-4 (File No. 333-114472), as filed with the Securities and Exchange Commission on April 14, 2004.

(d)(11)	Second Amendment to Stock Option Plan of Dex Media, Inc., effective as of December 18, 2003, incorporated by reference to Exhibit 10.29 to Dex Media, Inc.’s Registration Statement on Form S-4 (File No. 333-114472), as filed with the Securities and Exchange Commission on April 14, 2004.

(d)(12)	Form of Non-Qualified Stock Option Agreement of Dex Media, Inc. (Stock Option Plan).*

(d)(13)	R.H. Donnelley Corporation 2001 Partnershare Plan, incorporated by reference to Exhibit 99.01 to RHD’s Registration Statement on Form S-8 (File No. 333-59790), filed with the Securities and Exchange Commission on April 30, 2001.

(d)(14)	R.H. Donnelley Corporation 1998 Partnershare Plan, incorporated by reference to Exhibit 99.01 to RHD’s Registration Statement on Form S-8 (File No. 333-75543), filed with the Securities and Exchange Commission on April 1, 1999.

(d)(15)	Business.com, Inc. 2004 Stock Option Plan.*

(d)(16)	Form of Stock Option Agreement of Business.com, Inc.*

(g)	Not applicable.

Exhibit No.	Description
(h)	Not applicable.
*     Previously filed.